November 8, 2007

Dear Shareholder,

The purpose of this letter is to provide you with an update regarding various matters at CIB Marine Bancshares, Inc.

2006 Audit / SEC Filings / Annual Meeting of Shareholders
We are very pleased to report that the audit of CIB Marine’s financial statements for the period ended December 31, 2006 is now complete. On November 7, 2007, CIB Marine filed its related Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q for the periods ended March 31, June 30, and September 30, 2006 with the Securities and Exchange Commission (SEC). The 2006 10-K and the Forms 10-Q may be accessed via the SEC’s website at www.sec.gov, on CIB Marine’s website at www.cibmarine.com, or you may request a copy of the applicable form(s) from Angela Blair, Investor Relations Manager, at 262/695-6010.

Subject to applicable regulations, it is our intention to hold an Annual Meeting of Shareholders in the earlier part of the first quarter of 2008. We will send another communication to you as soon as additional information is available.

2006 Financial Results
In 2006, CIB Marine had a net loss of $9.3 million as compared to a net loss of $11.7 million in 2005. Total assets were $1.0 billion at December 31, 2006 as compared to $1.1 billion at December 31, 2005. If you would like additional information regarding CIB Marine’s 2006 financial results, please refer to our above-referenced Form 10-K.

Efforts to Return to Profitability
In our July communication, we conveyed to you our primary strategies for returning the Company to profitability: top line revenue growth, expense management, strategies with respect to our trust preferred securities, and simplifying our processes. We continue to recruit experienced commercial bankers for our strategic markets. We are on target with the planned outsourcing of a significant portion of our data processing function, and continue to look for additional ways to reduce expenses. We have identified and are working through strategies for managing our trust preferred securities. We continue to reduce operating inefficiencies corporate-wide which we believe is having a measured, positive effect on our clients and employees.

As always, we appreciate your support and will continue to keep you informed of our progress.

Sincerely,

John P. Hickey, Jr.
President and CEO

This letter contains forward-looking information. Actual results could differ materially from those indicated by such information. Information regarding risk factors and other cautionary information is available in Item 1A. of CIB Marine’s Annual Report on Form 10-K for the period ended December 31, 2006.